Exhibit 10.12

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (”Agreement”) is made by and between Sami Inkinen (“Founder”) and Trulia, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

BACKGROUND

Founder is a co-founder of the Company and has been employed by the Company since its formation. Founder signed an Confidential Information and Intellectual Property Assignment Agreement with the Company on June 7, 2005 (the “Confidentiality Agreement”). Founder and the Company have entered into a Stock Option Agreement, dated February 8, 2011 granting Founder the option to purchase 804,610 shares of the Company’s common stock subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement (collectively the “Stock Agreements”). In addition, Founder owns 6,248,460 shares of common stock of the Company, subject to the terms set forth in the Founders Restricted Stock Purchase Agreement, including any amendments, between the Founder and the Company.

Founder and the Company have mutually determined that the Founder’s employment with the Company will end on March 31, 2012 (the “Employment Separation Date”) but that Founder will continue to serve for a period on the board of directors of the Company.

The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Founder may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Founder’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Founder hereby agree as follows:

COVENANTS

1. Agreements and Consideration.

a. Payment. The Company agrees to pay Founder his current base salary, less applicable withholding, for six months from the first regular payroll date following the Employment Separation Date, in accordance with the Company’s regular payroll practices. In the event Company is subject to a Company Transaction (as defined in the Plan) that is not a Related Party Transaction (as defined in the Plan), any amounts unpaid from this Section 1(a) shall be accelerated and paid in a lump sum in the next payroll date following the closing of such transaction.

b. Rollover Bonus. The Company agrees that Founder is eligible for a potential bonus of $50,000 related to the unearned portion of Founder’s 2011 bonus (the “Target Rollover Bonus”). The Target Rollover Bonus shall be earned as follows: (i) 50% of the Target Rollover Bonus will be earned if the Company hits 1H 2012 Revenue Target of $29.6M (i.e., current Board Plan); or (ii) 100% of Target Rollover Bonus will be earned if the Company hits 1H Revenue Target plus 5% ($31.08M). The Board will determine the extent to which the Target Rollover Bonus is earned as of June 30, 2012 in the same manner that it makes such determination with respect to the Chief Executive Officer’s rollover bonus (such earned portion of the Target Rollover Bonus, the “Earned Bonus”). As a result of the proration of the Target

Rollover Bonus, the Founder shall be entitled to 50% of the Earned Bonus, which shall be paid to Founder no later than July 31, 2012.

c. Mobile Phone Reimbursement. The Company agrees to reimburse Founder for mobile phone voice and data service expenses, up to $200 per month, for the six months following the Employment Separation Date, in accordance with the Company’s regular expense reimbursement practices.

d. Founder further specifically acknowledges and agrees that the consideration provided to him/her hereunder fully satisfies any obligation that the Company had to pay Founder wages or any other compensation for any of the services that Founder rendered to the Company, that the amount paid is in excess of any disputed wage claim that Founder may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Founder has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

e. COBRA. The Company shall reimburse Founder for the payments Founder makes for COBRA coverage for a period of six months, or until Founder has secured other employment and has become eligible for health benefits from such new employer, whichever occurs first, provided Founder timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Founder consistent with the Company’s normal expense reimbursement policy, provided that Founder submits documentation to the Company substantiating his/her payments for COBRA coverage. Alternatively, at Company’s option and with Founder’s agreement or upon Founder’s request, if Founder elects COBRA coverage, Company may make the COBRA premium payments on Founder’s behalf.

f. Board Membership. Following the Employment Separation Date, Founder will continue to serve as a member of the Company’s board of directors until December 31, 2013. Founder may be removed as a director prior to such date only under the terms of the Company’s corporate governance documents. As a director, Founder will participate in regularly scheduled and special Board meetings, which are expected to occur approximately 6 to 8 times per year, serve on various committees of the Board, meet or otherwise periodically confer with Company executives and to provide such other services as are customary and appropriate for Board members. The Company will reimburse Founder for reasonable travel and other incidental expenses approved by the Company related to director service (including international travel related to director service as may be approved by the Chairman of the Board), so long as Founder provides the Company with appropriate receipts or other relevant documentation. As a director, Founder is not an employee of the Company and shall have no authority to obligate the Company by contract or otherwise. After September 30, 2012, Founder shall be entitled to participate in director compensation plans, if any, adopted by the Company and shall be entitled to cash fees and equity compensation at the same rate or level as the non-employee members of the Board. Founder will not be eligible for any employee benefits by virtue of director service, nor will the Company make tax deductions from any amounts payable to Founder for director service. Any taxes related to payments for Founder’s service as a director shall be solely Founder’s responsibility.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Founder is entitled to purchase from the Company,

pursuant to the exercise of outstanding options, subject to any additional vesting pursuant to the following paragraph, Founder will be considered to have vested only up to the Employment Separation Date. Founder acknowledges that as of the Employment Separation Date, Founder will have vested in 502,881 options and no more. Assuming that this Agreement becomes effective, Founder will continue to vest in his outstanding stock options through September 30, 2012. Assuming continued vesting through such date, Founder will be vested on September 30, 2012 as to 603,457 options and 6,248,460 shares of common stock. All unvested stock options will be forfeited on September 30, 2012. The exercise of Founder’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements; provided that:

a. In the event of a Company Transaction (as defined in the Plan), if Founder‘s service as a director of the Company is terminated involuntarily prior to September 30, 2012, the Founder’s service with the Company will be deemed to have been involuntary terminated as of the date of termination for purposes of the Stock Option Agreement, dated February 8, 2011; and

b. The Founder shall be entitled to exercise his outstanding stock options, and such stock options shall not expire, until the latest to occur of (i) December 31, 2013; or (ii) one year after the date that Founder ceases to provide any services to the Company as an employee, director or consultant (but in no event later than the original 10-year expiration date set forth in the grant notice).

3. Benefits. Founder’s health insurance benefits shall cease on the last day of March 2012, subject to Founder’s right to continue his/her health insurance under COBRA. Founder’s participation in all benefits and incidents of employment, including, but not limited to the accrual of bonuses (other than the Target Rollover Bonus), vacation, and paid time off, will cease as of the Employment Separation Date, except as otherwise provided herein.

4. Payment of Salary and Receipt of All Benefits. Founder acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Founder.

5. Release of Claims. Founder agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Founder by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Founder and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

a. any and all claims relating to or arising from Founder’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Founder’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Founder Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Founder as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Founder agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Founder’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Founder the right to recover any monetary damages against the Company; Founder’s release of claims herein bars Founder from recovering such monetary relief from the Company). Notwithstanding the foregoing, Founder acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 16, except as required by applicable law.

6. California Civil Code Section 1542. Founder acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Founder, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Founder represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Founder also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. No Guarantee of Future Employment. Founder understands and agrees that, as a condition of this Agreement, Founder shall not be entitled to any employment with the Company, and Founder hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. Confidentiality. Founder agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Founder may disclose Separation Information only to his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Founder’s attorney(s), and Founder’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Founder agrees that he/she will not publicize, directly or indirectly, any Separation Information.

Founder acknowledges and agrees that the confidentiality of the Separation Information is of the essence. Founder hereby agrees to be responsible in liquidated damages, as set forth below, if he/she breaches any of the foregoing terms or in any way divulges any part of the Separation Information to any unauthorized third party. Any such individual breach or disclosure shall not excuse Founder from his/her obligations hereunder, nor permit him/her to make additional disclosures. Founder warrants that he/she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

Founder acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Founder breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Founder’s breach. Any such individual breach or disclosure shall not excuse Founder from his/her obligations hereunder, nor permit him/her to make additional disclosures. Founder warrants that he/she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

10. Trade Secrets and Confidential Information/Company Property. Founder reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Founder’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Founder by the Company, developed or obtained by Founder in connection with his/her employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Founder agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Founder agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Founder shall state no more than that he/she cannot provide counsel or assistance.

12. Mutual Nondisparagement. Founder agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements about Founder. Founder understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Founder acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Founder under this Agreement and to obtain damages.

14. No Admission of Liability. Founder understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Founder. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Founder or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement, except that the Company shall reimburse Founder for his reasonable attorneys’ fees incurred in connection with the preparation of this Agreement.

16. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND

ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Founder or made on his/her behalf under the terms of this Agreement. Founder agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Founder further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Founder’s failure to pay or delayed payment of federal or state taxes.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Founder represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Founder represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Founder has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Founder concerning the subject matter of this Agreement and Founder’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Founder’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements, except as modified herein.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Founder and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Founder consents to personal and exclusive jurisdiction and venue in the State of California.

25. Effective Date. Founder understands that this Agreement shall be null and void if not executed by him/her within seven (7) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Founder understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Founder acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Sami Inkinen, an individual

Dated: March 28, 2012	/s/ Sami Inkinen
Sami Inkinen

TRULIA, INC.

Dated: March 28, 2012	By	/s/ Peter Flint
Pete Flint
CEO